Exhibit 99.1

NEWS	Overnite Corporation
P.O. Box 1216
Richmond, VA 23218-1216
(804) 231-8000

April 27, 2004

Contact:
Ira Rosenfeld, Director, OTC
Corporate Communications
(804) 291-5362
Irosenfeld@overnite.com

FOR IMMEDIATE RELEASE

RECORD FIRST QUARTER REVENUE FOR OVERNITE CORPORATION

RICHMOND, VA. — Overnite Corporation (NASDAQ: OVNT) today reported financial results for the first quarter ended March 31, 2004. Results for the first quarter of 2004 are shown in accordance with generally accepted accounting principles (GAAP). Results for the first quarter of 2003 are shown on a pro forma basis (a non-GAAP measure defined below) as if Overnite Corporation (“Overnite”) had become an independent company at the beginning of the first quarter of 2003, as well as on a GAAP basis.

First Quarter

Operating revenue for the quarter was $378.5 million, an increase of $37.3 million, or 10.9%, from $341.2 million in the first quarter of 2003.

Net income was $7.5 million in the first quarter of 2004 compared to pro forma net income of $5.6 million for the first quarter of 2003. Net income for the first quarter of 2003 was $9.3 million. First quarter 2004 diluted earnings per share were $0.27 per share as compared with pro forma diluted earnings per share of $0.20 per share for the first quarter of 2003.

Operating income for the first quarter of 2004 was $14.0 million, an increase of 30.2%, as compared to pro forma operating income of $10.7 million in the first quarter of 2003. Operating income for the first quarter of 2003 was $12.6 million.

Overnite’s operating ratio (total operating expenses divided by operating revenue) was 96.3% for the first quarter of 2004, compared to 96.9% on a pro forma basis for the first quarter of 2003. The operating ratio was 96.3% for the first quarter of 2003. The first quarter of 2004 included 64 workdays versus 63 in the first quarter of 2003.

“The employees of Overnite Transportation and Motor Cargo have done another outstanding job of providing superior service and operating efficiently. This enabled us to increase our revenues 11%, and improve our operating income by 30% on a pro forma basis,” said Leo Suggs, Chairman, Chief Executive Officer and President of Overnite Corporation.

Business Outlook

Overnite expects to continue to incur incremental operating expenses as the organization develops as a stand-alone entity. Overnite anticipates that the full incremental stand-alone costs will be approximately $8.3 million on an annual pre-tax basis. Including these assumed incremental costs, Overnite anticipates second quarter 2004 earnings per diluted share to be between $0.43 and $0.48, and earnings per diluted share for the full year of 2004 to be between $1.64 and $1.74.

“Economic strength continued in the first quarter and, with our people’s focus on service and productivity, we were able to increase our market share. We plan to build on this momentum in the second quarter,” said Mr. Suggs.

Investor Conference Call and Web Simulcast

Overnite will conduct a conference call on April 28, 2004, at 8:00 a.m. EDT to discuss the first quarter results of 2004, continuing guidance for 2004, and other developments. The number to call for this teleconference is (800) 299-8538 or (617) 786-2902 for international calls. The passcode will be 16611471.

The call also will be webcast live via Overnite’s Web site at www.ovnt.com and will be archived there for future playback. The webcast is also being distributed through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Supplemental financial information is attached, including a discussion of the pro forma financial measures included in this press release and a separate table that reconciles the Consolidated Condensed Statements of Income for the three months ended March 31, 2003 to the pro forma amounts.

Additional information is available at Overnite’s Web site: www.ovnt.com. Overnite’s contact for investors is Paul Hoelting, (804) 231-8455. Overnite’s media contact is Ira Rosenfeld, (804) 291-5362.

Overnite Corporation is one of America’s leading less-than-truckload transportation companies. Its principal operating company, Overnite Transportation Company, operates in all 50 states, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico. Its other operating company, Motor Cargo, is a regional less-than-truckload carrier primarily serving the western United States, Canada and Mexico. Together, they form one of the largest less-than-truckload carriers in the United States with 207 service centers.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future events, future financial performance, strategy, expectations, competitive environment, regulation and availability of resources.

Forward-looking statements should not be read as a guarantee of future performance or results. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause Overnite’s actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to: whether Overnite is fully successful in implementing its financial and operational initiatives; industry competition, conditions, performance and consolidation; legislative and/or regulatory developments; the effects of adverse general economic conditions, both within the United States and globally; any adverse economic or operational repercussions from terrorist activities, any government response thereto and any future terrorist activities, war or other armed conflicts; changes in fuel prices; changes in labor costs; labor stoppages; the outcome of claims and litigation; natural events such as severe weather, floods and earthquakes; and other factors detailed from time to time in the reports that Overnite files with the Securities and Exchange Commission.

Overnite assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

OVERNITE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

(Thousands of Dollars)

	For the three months Ended March 31,
	2004	2003	Pro forma 2003
Operating Revenue	$378,531	$341,221	$341,221
Operating Expenses:
Salaries, wages and employee benefits	227,319	207,941	208,333
Supplies and expenses	32,550	30,069	30,069
Operating taxes	14,009	12,917	12,917
Claims and insurance	12,100	10,262	10,906
Rents and purchased transportation	41,161	35,568	35,568
Communication and utilities	5,535	5,494	5,494
Depreciation	15,058	14,390	14,390
Other	16,821	11,991	12,805

Total operating expenses	364,553	328,632	330,482

Operating Income	13,978	12,589	10,739
Other Income and Expense:
Interest income from Union Pacific Corporation	—	3,243	—
Interest expense	1,346	359	1,400
Other income	39	101	101

Income before Income Taxes	12,671	15,574	9,440
Income tax expense	5,137	6,255	3,801

Net Income	$7,534	$9,319	$5,639

Net income per share – basic	$0.27	$0.34	$0.20
Net income per share – diluted	$0.27	$0.34	$0.20
Number of shares – basic	27,761,944	27,500,000	27,761,944
Number of shares – diluted	27,836,496	27,500,000	27,836,496

Operating Ratio	96.3%	96.3%	96.9%
Gross Weight hauled (millions of pounds):
LTL(1)	2,204.6	1,977.3
Truckload(1)	439.0	363.8

Total	2,643.6	2,341.1
Shipments (000’s)
LTL(1)	2,336.1	2,238.8
Truckload(1)	30.5	25.1
Dedicated truckload	20.1	20.7

Total	2,386.7	2,284.6

LTL weight per LTL shipment (pounds)(1)	943.8	883.2
LTL revenue per LTL hundredweight (excluding fuel surcharge)(1)	$14.54	$14.88

(1)	Effective January 1, 2004 less than truckload (LTL) weight, shipments, LTL weight per LTL shipment and LTL revenue per LTL hundredweight include all shipments with weight under 10,000 pounds. Truckload (TL) weight and shipments include shipments with weight of 10,000 pounds or more. Previously, LTL and TL shipments and weight were determined by weight as well as the size of the shipment.

Weight, shipments, LTL weight per LTL shipment and LTL revenue per LTL hundredweight for the first quarter of 2003 have been calculated on a consistent basis with the definition described above which became effective January 1, 2004. Weight, shipments and LTL revenue per LTL hundredweight for each quarter of 2003, based upon the revised definition, are included in a table later in this press release.

OVERNITE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	(Thousands of Dollars) As of
	March 31, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$36,313	$11,068
Accounts receivable	165,347	152,285
Other current assets	33,409	34,905

Total current assets	235,069	198,258
Net properties	489,715	499,446
Total other assets	139,149	133,026

Total assets	$863,933	$830,730

Liabilities and Common Shareholders’ Equity
Current liabilities	$220,578	$201,846
Non-current liabilities:
Long term debt	112,375	115,500
Other non-current liabilities	143,064	132,316

Total non-current liabilities	255,439	247,816
Common Shareholders’ Equity	387,916	381,068

Total liabilities and common shareholders’ equity	$863,933	$830,730

OVERNITE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	(Thousands of Dollars)
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Cash provided by operating activities:
Net income	$7,534	$9,319
Depreciation	15,058	14,390
Change in current assets and liabilities	3,937	12,700
Other	8,633	(7,006)

Cash provided by operating activities	35,162	29,403

Cash used in investing activities:
Capital investment, net of sales proceeds	(5,672)	(10,927)

Cash used in investing activities	(5,672)	(10,927)

Cash provided by (used in) financing activities:
Repayment of debt	(3,125)	—
Dividends paid to shareholders	(1,120)	—
Dividends and advances paid to Union Pacific Corporation, net	—	(11,180)
Cash overdraft	—	(3,068)

Cash provided by (used in) financing activities	(4,245)	(14,248)

Net Change in Cash:	25,245	4,228
Cash at beginning of year	11,068	2,086

Cash at end of period	$36,313	$6,314

Pro forma Results

Overnite became a stand-alone company on November 5, 2003, as a result of a divestiture by Union Pacific Corporation (UPC). Pro forma results have been provided to present results as if Overnite were an independent, stand-alone public entity for the first quarter of 2003.

Overnite has included pro forma net income, pro forma operating income and pro forma operating ratio for the three months ended March 31, 2003. These pro forma financial measures are alternatives to measures determined in accordance with GAAP. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Set forth below is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP.

Management believes these non-GAAP financial measures are more reflective of continuing operations as they present investors with information about the impact of the divestiture from UPC and the related initial public offering on the Corporation’s operations and, in doing so, improve transparency to investors and enhance period-to-period comparability of operations and financial performance.

Pro forma operating income for the first quarter of 2003 includes stand-alone operating expenses equivalent to the first quarter of 2004, as shown below, and is calculated as if the divestiture had occurred on January 1, 2003.

Pro forma net income for the first quarter of 2003 excludes the after-tax effects of $3.2 million of intercompany interest income received from UPC. Pro forma net income also includes the after-tax effects of incremental stand-alone operating expenses and includes the after-tax effects of interest expense as if the divestiture had occurred on January 1, 2003. The table below shows the calculation of pro forma net income for the quarter ended March 31, 2003.

OVERNITE CORPORATION

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

(Unaudited)

(Thousands of Dollars)

	For the three months ended March 31, 2003
	Actual	Pro Forma Adjustments (a)		Pro Forma
Operating Revenue	$341,221	$—		$341,221
Operating Expenses:
Salaries, wages and employee benefits	207,941	392	(b)	208,333
Supplies and expenses	30,069			30,069
Operating taxes	12,917			12,917
Claims and insurance	10,262	644	(c)	10,906
Rents and purchased transportation	35,568			35,568
Communication and utilities	5,494			5,494
Depreciation	14,390			14,390
Other	11,991	814	(d)	12,805

Total operating expenses	328,632	1,850		330,482

Operating Income	12,589	(1,850)		10,739
Other Income and Expense:
Interest income from Union Pacific Corporation	3,243	(3,243	)(e)	—
Interest expense	359	1,041	(f)	1,400
Other income	101			101

Income before Income Taxes	15,574	(6,134)		9,440
Income tax expense	6,255	(2,454)		3,801

Net Income	$9,319	$(3,680)		$5,639

Operating Ratio	96.3%			96.9%

Net income per share:
Basic	$0.34			$0.20	(g)
Diluted	$0.34			$0.20	(g)

Weighted average number of shares outstanding(g):
Basic	27,500,000			27,761,944
Diluted	27,500,000			27,836,496

Notes:

(a)	Overnite Corporation became a stand-alone company on November 5, 2003. Pro forma adjustments are included and calculated to provide information as if Overnite Corporation had been a stand-alone company for the entire three months of the first quarter of 2003.
(b)	Adjustment reflects $392,000 of salaries, wages and benefits.
(c)	Adjustment to reflect incremental costs for directors and officers insurance coverage and various other insurance coverages.
(d)	Adjustment to reflect incremental legal fees and other professional fees.
(e)	Intercompany interest from Union Pacific Corporation was earned on a monthly basis in periods prior to November 5, 2003. This intercompany interest is no longer earned and will not be earned in future periods.
(f)	Adjustment to reflect interest expense related to $115.5 million of long term debt and $13.5 million of short term debt incurred as part of the divestiture of Union Pacific Corporation.
(g)	The pro forma earnings per share calculations above have been presented assuming all basic and diluted shares were outstanding as of January 1, 2003.

OVERNITE CORPORATION

REVISED OPERATING DATA

	Three months ended March 31, 2003	Three months ended June 30, 2003	Three months ended September 30, 2003	Three months ended December 31, 2003	Total Year
Gross Weight hauled (millions of pounds):
LTL(2)	1,977.3	2,150.0	2,202.2	2,171.8	8,501.3
Truckload(2)	363.8	383.5	382.3	381.8	1,511.4

Total	2,341.1	2,533.5	2,584.5	2,553.6	10,012.7
Shipments (000’s)
LTL(2)	2,238.8	2,457.0	2,476.5	2,382.8	9,555.1
Truckload(2)	25.1	27.3	27.3	26.9	106.6
Dedicated truckload	20.7	19.8	18.4	19.5	78.4

Total	2,284.6	2,504.1	2,522.2	2,429.2	9,740.1

LTL weight per LTL shipment (pounds)(2)	883.2	875.1	889.2	911.4	889.7
LTL revenue per LTL hundredweight, (excluding fuel surcharge)(2)	$14.88	$14.93	$15.11	$15.00	$14.98

(2)	Effective January 1, 2004 less than truckload (LTL) weight, shipments, LTL weight per LTL shipment and LTL revenue per LTL hundredweight include all shipments with weight under 10,000 pounds. Truckload (TL) weight and shipments include shipments with weight of 10,000 pounds or more. Previously, LTL and TL shipments and weight were determined by weight as well as the size of the shipment. Weight, shipments, LTL weight per LTL shipment and LTL revenue per LTL hundredweight for each quarter of 2003 have been calculated on a consistent basis with the definition described above. The total of LTL and TL weight and shipment quantities for 2003 remain the same as amounts previously reported.